UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 10, 2012

WHOLE FOODS MARKET, INC.

(Exact name of registrant as specified in its charter)

Texas	0-19797	74-1989366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Bowie Street, Austin, Texas	78703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(512) 477-4455

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 10, 2012, Whole Foods Market, Inc. (the “Company”) issued a press release announcing that two Regional Presidents,David Lannon and Ken Meyer have been promoted to Executive Vice-Presidents of Operations, joining the executive leadership Team of John Mackey, Walter Robb, A.C. Gallo, Glenda Flanagan, and Jim Sud, expanding the executive team to seven leaders.

Mr. Lannon, age 46, brings 25 years of company experience to the position, working most recently since 2007 as Regional President of the Northern California region where he oversaw 36 stores. He previously was Regional President of the North Atlantic region, Regional Vice-President of the Northeast region, Store Team Leader of the Palo Alto and San Francisco stores, and Produce Team Leader in Mill Valley. Early in his career, he worked for 5 years at Bread & Circus and continued after it was acquired by Whole Foods Market in 1992. Lannon will continue to help oversee the company’s Healthy Eating and Wellness Club team.

Mr. Meyer, age 43, has been with Whole Foods Market for 17 years, most recently as Regional President for the Mid-Atlantic region since 2005 where he oversaw 39 stores. He has also served as Regional President of the South region, Regional Vice-President of the Southwest region and Store Team Leader of the Georgetown store. He began his natural foods career working in labor scheduling and planning with Fresh Fields, which was acquired by Whole Foods Market in 1996. Meyer will continue to be a member of the Board of Directors of the Whole Kids Foundation and of the Whole Planet Foundation in his new role.

A copy of the Company’s press release announcing this event is attached as Exhibit 99 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1         Press release dated February 10, 2012, regarding promotion of David Lannon and Ken Meyer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHOLE FOODS MARKET, INC.

	By:	/s/ Glenda Flanagan
Date: February 13, 2012		Glenda Flanagan
Executive Vice President and
Chief Financial Officer